ATC Venture Group Inc. Announces Financial Results
Receives Amex Delinquency Notice

Minnetonka, MN, May 3, 2012—(BUSINESS WIRE)—ATC Venture Group Inc. (AMEX:ATC) previously filed its annual report on Form 10-K for the fiscal year ended September 30, 2011, which reported the following financial results:

	For the year ended September 30, 2011			For the year ended September 30, 2010
	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total

Sales	$2,210,677	$8,377,509	$10,588,186	$3,103,111	$8,841,351	$11,944,462
Cost of goods sold	2,155,852	6,682,999	8,838,851	2,970,908	6,376,613	9,347,521
Inventory adjustments	165,892	1,829,487	1,995,379	31,845	567,193	599,038
Gross profit (loss)	(111,067)	(134,977)	(246,044)	100,358	1,897,545	1,997,903

Sales, general & admin	1,026,681	3,993,036	5,019,717	1,234,937	3,524,726	4,759,663
Intangible impairment	-	110,186	110,186	-	-	-
Fraud expense	-	-	-	35,014	99,761	134,775
Operating expense	1,026,681	4,103,222	5,129,903	1,269,951	3,624,487	4,894,438

Other expense	(69,823)	(185,987)	(255,810)	(128,598)	(108,770)	(237,368)
Net loss pre tax	$(1,207,571)	$(4,424,186)	$(5,631,757)	$(1,298,191)	$(1,835,712)	$(3,133,903)

Net loss	$(838,571)	$(3,073,186)	$(3,911,757)	$(838,191)	$(1,185,712)	$(2,023,903)

The Company reported sales from continuing operations of $2.2 million for the fiscal year ended September 30, 2011 compared to $3.1 million in the prior year.  The Company reported total sales, including sales from discontinued operations, of $10.6 million for the fiscal year ended September 30, 2011 compared to $11.9 million in the prior year.

The Company reported a net loss from continuing operations of $0.8 million for the fiscal year ended September 30, 2011 compared to $0.8 million in the prior year period.  The Company reported a total net loss, including net loss from discontinued operations, of $3.9 million for the fiscal year ended September 30, 2011 compared to $2.0 million in the prior year.

As previously announced, the Company concluded that its Perf-Form and Plazco segments no longer fit with the long term strategic plans of the Company.  As a result, with the changes in the senior management of the Company, the determination was made that these segments no longer fit the Company’s strategic plan, and therefore, these segments are expected to cease operations within one year and are reported as discontinued operations in the condensed consolidated financial statements.  For more detailed information, please see the Company’s annual report on Form 10-K, which is available from the SEC website at www.sec.gov.

The Company also announced that on April 27, 2012 it received a notice from the NYSE American Stock Exchange (NYSE Amex) indicating that the Company is below certain of the NYSE Amex’s continued listing standards as set forth in Sections 1003(a)(ii), 610, and 132 and 623 of the NYSE Amex Company Guide.   The Company was afforded the opportunity to submit a plan of compliance to the NYSE Amex by May 28, 2012 that demonstrates the Company’s ability to regain compliance with the NYSE Amex’s continued listing standards, and the Company intends to do so.

For more information, contact: Robert Davis, CEO at 952-215-3100.